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Press Release
FOR IMMEDIATE RELEASE

BOOMj.COM INC. ANNOUNCES THE COMPLETION OF REVERSE MERGER
INTO REEL ESTATE SERVICES INC. (RLET)

Las Vegas, Nevada, December 28, 2007 - BOOMj.com, Inc.TM today announced the completion of a reverse merger into Reel Estate Services, Inc (OTC Bulletin Board®: RLET). BOOMj.com’s executive team will maintain control of the new publicly traded entity which provides a niche portal, social network and e-commerce store serving Baby Boomers and Generation Jones. This merger gives BOOMj.com access to the public markets providing greater growth opportunities. The public company will immediately file for a name change to Boomj.com, Inc.

Boomj.com focuses on the 78 million Baby Boomers and Generation Jones who own 65% of the net worth of USA households and account for 1/3 of the 195.3 million US Web users. Boomj.com is a leading niche portal and social network for baby boomers and generations Jones. Boomj offers users over the age of 35 focused content and breaking news in health, finance, politics, technology, entertainment and lifestyle integrated with social networking tools and e-commerce. Boomj Membership is free and active members are provided with reward points redeemable as cash in the Boomj.com store. Boomj.com’s leadership team has experience in media, retailing and e-commerce and is at the forefront of establishing the premier destination for Baby Boomers and Generation Jones.

About BOOMj.com, Inc. ™

BOOMj.com, Inc.TM is a leading niche portal with social networking and e-commerce serving Baby Boomers and Generation Jones. BOOMj integrates content, social networking e-commerce and advertising in health, finance, politics, technology, entertainment, travel and lifestyle. For more information regarding the company, please visit http://www.boomj.com.

Safe Harbor Statement:

This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases that say BOOMj or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All forward-looking statements are inherently speculative, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in forward-looking statements.  These risks and uncertainties include those set forth from time to time in our filings with the Securities and Exchange Commission. We are under no obligation, and do not undertake any duty, to update these forward-looking statements at any time.

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